EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ARKANSAS BEST CORPORATION ANNOUNCES
4th QUARTER AND FULL YEAR 2003 RESULTS;
ABF®’s 4th QUARTER OPERATING RATIO IS 93.5%

     (Fort Smith, Arkansas, January 26, 2004) — Arkansas Best Corporation (Nasdaq: ABFS) today announced fourth quarter 2003 net income of $14.7 million, or $0.58 per diluted common share, compared to fourth quarter 2002 net income of $14.5 million, or $0.57 per diluted common share. Excluding a net earnings impact of $0.03 per diluted common share associated with the sale of Clipper Exxpress’s LTL customer and vendor lists and Clipper’s subsequent exit from the LTL business, fourth quarter 2003 earnings were $0.55 per diluted common share. Arkansas Best’s revenue during the fourth quarter of 2003 was $387.1 million, an increase of 1.5% over the fourth quarter of 2002.

     “Arkansas Best had another solid performance in 2003, highlighted by a 13.2% After-Tax Return on Capital Employed. Arkansas Best ended 2003 with no outstanding debt on its revolving credit facility,” said Robert A. Young III, Arkansas Best President and Chief Executive Officer. “In spite of minimal increases in yearly LTL tonnage levels, ABF® improved its full year 2003 operating ratio to 94.3% with a revenue increase of 7.3%. Though tonnage declined in the fourth quarter from the previous year, it was actually stronger than we anticipated based on typical sequential trends. Arkansas Best’s balance sheet strength combined with ABF’s continued strong operational performance, as illustrated by a fourth quarter 2003 operating ratio of 93.5%, puts our company in a good position to take advantage of a promising economic outlook and other opportunities that exist within the trucking industry.”

     Arkansas Best’s superior financial performance was recognized, for the fourth year in a row, by Forbes magazine. In its January 12, 2004 issue, Arkansas Best once again was named as one of The Platinum 400 Best Big Companies in America. Based on Forbes’ calculation formula, Arkansas Best’s 5-year annualized total return of 39.5% was the #1 return in the

“Transportation” industry sector and the 22nd highest return of all “400 Best Big Companies” recognized.

     For the full year of 2003, the company reported income of $46.1 million, or $1.81 per diluted common share. Excluding several items of note, full year 2003 earnings were $1.66 per diluted common share. The following table provides the reconciliation of GAAP earnings and earnings per share for the full year of 2003:

	Year Ended
	December 31
	2003

		Earnings
	Net	Per Share
Arkansas Best Corporation	Income	(Diluted)

	($ thousands, except per share data)
GAAP Net Income	$46,110	$1.81
Less gain on Wingfoot	(8,429)	(0.33)
Less gain on sale of Clipper LTL	(1,518)	(0.06)
Plus Clipper LTL exit costs	747	0.03
Plus interest rate swap charge	5,364	0.21

Net income, excluding above items	$42,274	$1.66

     Before the cumulative effect of an accounting change, 2002 income was $40.8 million, or $1.60 per diluted common share. Arkansas Best’s 2003 full year revenue was $1.53 billion, an increase of 7.4% over 2002 full year revenue.

ABF Freight System, Inc.

     ABF Freight System, the company’s largest subsidiary, had revenues of $348.4 million during the fourth quarter of 2003, a per-day increase of 1.0% compared to fourth quarter 2002 revenue of $344.9 million. ABF’s operating income during the current quarter was $22.8 million compared to $27.1 million in the same period last year. ABF’s fourth quarter 2003 operating ratio was 93.5%, compared to an operating ratio of 92.2% during the fourth quarter of 2002.

     Fourth quarter billed LTL revenue per hundredweight, including fuel surcharge, was $23.89, an increase of 2.7% over the fourth quarter 2002 figure of $23.27. Billed LTL revenue per hundredweight, excluding fuel surcharge, was $23.07, an increase of 2.3% over last year’s fourth quarter figure of $22.56. “The pricing environment is competitive but ABF continues to price rationally and manage effectively during this period of slight business improvement,” said Mr. Young.

     Fourth quarter 2003 LTL tonnage per day decreased 2.3% when compared to the 2002 fourth quarter. “Since September, the one-year anniversary of the closure of Consolidated Freightways, monthly LTL tonnages have declined when compared to the same month of 2002. However, compared to the September monthly year-over-year tonnage changes, declines were less severe during the fourth quarter. For instance, September 2003’s year-over-year LTL tonnage decline of 5.4% compares to declines of 2.0% in October 2003, 3.1% in November 2003 and 1.3% in December,” said Mr. Young. “In addition, considering sequential, historical trends versus September, fourth quarter 2003 LTL tonnage is running approximately 2% better than expected. These business changes are very encouraging and suggest that the improving U.S. economy is benefiting the general freight market.”

     Fourth quarter 2003 truckload tonnage per day increased by 7.0% versus the fourth quarter of 2002. “Because of tightening capacity in the truckload industry, ABF was able to obtain a greater number of these larger shipments,” said Mr. Young.

     “Productivity measures at ABF were below those of the fourth quarter of 2002. As seen in the third quarter, additional shipment handling related to ABF’s concentration on transit time improvements and premium services provided at pickup and delivery adversely affected these measures,” said Mr. Young.

     ABF’s fourth quarter 2003 operating ratio was greater than the operating ratio of the fourth quarter of 2002 for several reasons. The decline in quarterly business levels negatively impacted ABF’s profitability, as some fixed costs remained in the system in spite of tonnage reductions. As discussed earlier, declines in productivity contributed to higher labor and fringe costs. Depreciation expenses rose by approximately $1.3 million because of increased depreciation on some road tractors and road trailers to reflect reductions in expected salvage values based on current market conditions.

     ABF’s quarterly purchased transportation costs increased over the fourth quarter of 2002 because of additional business in ABF’s traditional West Coast rail lanes. This required ABF to use a greater amount of rail to transport this freight and to minimize the movement of empty ABF equipment across the country.

     For the full year of 2003, ABF’s revenue was $1.37 billion, an increase of 7.3% over 2002 revenue. ABF’s 2003 operating ratio was 94.3% versus 94.6% in 2002. ABF’s 2003 operating income was $77.8 million versus $68.8 million during 2002. Total tonnage per day in 2003 was approximately equal to that of 2002. LTL tonnage per day during 2003 increased 0.7% over 2002 levels and truckload tonnage per day decreased 2.6% versus 2002. Billed LTL revenue per hundredweight, excluding fuel surcharge, was $22.99, an increase of 4.9% over last year’s full year figure of $21.91.

New Federal Hours of Service Regulations

     Much has been written and discussed about the new federal Hours of Service regulations that went into effect on January 4, 2004. The new rule changes are designed to improve highway safety by reducing fatigue, thus saving lives and preventing accidents. Due to its long-standing commitment to safety, ABF has supported these changes, which are generally reasonable and logical. The operational impact on ABF’s over-the-road, linehaul relay network will be modest, although we anticipate a small decline in driver and equipment utilization offset by the opportunity to further improve transit times. The truckload industry anticipates significantly higher costs associated with driver pay, customer delays and increased charges for stop-off and detention services. As a result, ABF believes that opportunities will exist to handle some larger shipments that have recently been moving by truckload carriers.

Recognition of Excellence at ABF

     During November, ABF was once again recognized for achievements in the areas of technology. ABF earned two awards in InfoWorld magazine’s annual listing of the top 100 enterprise projects using information technology to creatively achieve business goals. These awards were associated with ABF’s Web site and its NetLink system, a system that uses wireless technology to streamline procedures across ABF’s network. “ABF continues to provide value through improvements in the level of information and shipment visibility available to its customers. ABF’s Web site has been a significant factor in those improvements,” said Mr. Young. “The real-time information available through the NetLink system greatly enhances the customized services ABF offers its customers and allows our employees to work more economically and effectively.”

     Also in November, ABF was named by Selling Power magazine as one of the top seven companies to sell for in the service sector of the United States economy. This is the second consecutive year ABF has been recognized with this honor, placing among the top 10 in both years. “The comprehensive training and professional development of ABF’s sales force are essential elements associated with this award,” said Mr. Young. “Providing the necessary tools to people who listen and react to the needs of customers will continue to be a key to ABF’s success.”

Sale of Clipper Exxpress’s LTL Division

     On December 31, 2003, Arkansas Best’s subsidiary, Clipper Exxpress Company, closed the sale of all customer and vendor lists related to Clipper’s LTL freight business to Hercules Forwarding Inc. of Vernon, California for $2.7 million in cash, resulting in a pre-tax gain on sale of $2.5 million. This gain is reported below the operating income line. Costs associated with closure of this business unit, including severance pay, software and fixed asset abandonment and certain operating leases amounted to $1.2 million. These closure costs are considered to be fourth quarter 2003 operating costs and are reported above the operating income line.

Clipper

     During the fourth quarter of 2003, Clipper had revenues of $31.3 million versus $30.3 million in the fourth quarter of 2002. Clipper’s fourth quarter 2003 operating ratio was 104.1% versus 98.9% during the fourth quarter of 2002. Excluding the $1.2 million of operating costs associated with the closure of the LTL business unit, Clipper’s fourth quarter 2003 operating ratio was 100.1%. “As seen throughout the year, the intermodal portion of Clipper’s dry freight, full-load business experienced strong revenue growth during the fourth quarter, compared to last year. Though quarterly revenues at Clipper’s temperature-controlled division were down versus last year, margins on this segment of the business improved significantly,” said Mr. Young. “These positive quarterly trends were offset by the fourth quarter results, excluding exit costs, of the LTL business unit. The poor performance of Clipper’s LTL operation continued as deteriorating, fourth quarter revenue further declined following the early December announcement of the sale to Hercules.”

     For the full year 2003, revenues at Clipper were $126.8 million compared to $118.9 million during 2002. Clipper’s full year 2003 operating ratio was 100.3% versus 99.1% during all of 2002. Excluding the $1.2 million of operating costs associated with the closure of the LTL business unit, Clipper’s full year 2003 operating ratio was 99.3%. “With the year-end exit of

Clipper from its LTL business, we expect improved margins at this subsidiary during 2004,” said Mr. Young. “Clipper’s LTL division accounted for approximately 30% of total Clipper revenues. In recent years, the profitability of this portion of Clipper’s business had suffered, primarily, from the negative effects of the U.S. economy,” said Mr. Young. “Clipper retains the intermodal and temperature-controlled truckload business moving on the rail, as well as its brokerage operation. During 2004, Clipper will focus on consistent growth of its remaining business segments with emphasis on individual account profitability.”

Capital Expenditures

     In 2004, Arkansas Best estimates net capital expenditures to be approximately $76 million. This consists of $55 million for revenue equipment replacements, $14 million for real estate purchases and additions and $7 million of other capital expenditures. Arkansas Best’s depreciation and amortization for 2004 is estimated to be approximately $59 million.

Pension

     As previously reported, during 2003 Arkansas Best made $15.0 million of tax-deductible contributions to its pension plan. At the end of 2003, Arkansas Best’s pension plan assets were $156.9 million, which exceeded the plan’s projected benefit obligation by $5.8 million and the plan’s accumulated benefit obligation by $34.6 million. The projected benefit obligation includes projected salary increases, and the accumulated benefit obligation does not. In 2004, Arkansas Best anticipates having no required pension contributions and no allowable, tax-deductible pension contributions.

     Arkansas Best has evaluated its pension plan assumptions and will use 8.25% as its 2004 investment return assumption and 6.01% as its discount rate assumption for 2004 plan liabilities. These rates compare to 7.90% for investment returns and 6.90% for plan liabilities for 2003.

Common Stock Purchase

     During the fourth quarter of 2003, Arkansas Best did not make any open market purchases of its common stock. In total, as a part of a previously announced program to repurchase up to a maximum of $25 million of its common stock, Arkansas Best purchased 200,000 shares totaling $4.8 million during 2003.

ABF Business Trends and Items of Note

     This information describes certain aspects of ABF’s historical operating performance characteristics and is not intended to be a projection or prediction.

     Because of changes that have occurred in the LTL industry since the closure of Consolidated Freightways in September 2002, sequential comparisons of business levels are often more revealing than year-over-year comparisons. An analysis of the 1998 through 2002 sequential relationship between fourth quarter LTL tonnage levels and subsequent first quarter LTL tonnage levels reveals a seasonal decline in ABF’s LTL tonnage per day. Applying this historical relationship to actual LTL tonnage-per-day figures for the fourth quarter of 2003 yields a first quarter 2004 LTL daily tonnage figure that is generally comparable to the LTL daily tonnage level of the first quarter of 2003. It is not known at this time if this historical level of change will, in fact, occur in the first quarter of 2004 relative to the first quarter of 2003. This sequential tonnage analysis is only a starting point for predicting upcoming business levels. The effects of various economic and industry factors must also be considered.

     The first quarter generally has the highest operating ratio of the year. First quarter tonnage levels are normally lower during January and February while March provides a disproportionately higher amount of the quarter’s business. Adverse weather conditions in the early months of the first quarter can have a negative impact on productivity and costs. As the weather improves, business levels tend to increase and the operating results of March often have a significant impact on the first quarter’s results. These observations are made based ABF’s historical operating performance.

Conference Call

     Arkansas Best Corporation will host a conference call with company executives to discuss the Company’s 2003 fourth quarter and full year results. The call will be today, Monday January 26, at 11:00 a.m. EST (10:00 a.m. CST). Interested parties are invited to listen by calling (877) 275-1257. Following the call, a recorded playback will be available through Friday, February 6. To listen to the playback, dial (800) 642-1687. The conference call ID for the playback is 4784588. The live conference call and playback can also be accessed, through Friday, February 6, on Arkansas Best’s Internet Web site at www.arkbest.com.

Company Description

     Arkansas Best Corporation, headquartered in Fort Smith, Arkansas, is a diversified transportation holding company with two primary operating subsidiaries. ABF Freight System, Inc., in continuous service since 1923, provides national transportation of less-than-truckload (“LTL”) general commodities throughout North America. Clipper is an intermodal marketing company that provides domestic freight services utilizing rail and over-the-road transportation.

Forward-Looking Statements

     The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this press release that are not based on historical facts are “forward-looking statements.” Terms such as “estimate,” “expect,” “predict,” “plan,” “anticipate,” “believe,” “intend,” “should,” “would,” “scheduled,” and similar expressions and the negatives of such terms are intended to identify forward-looking statements. Such statements are by their nature subject to uncertainties and risk, including, but not limited to, union relations; availability and cost of capital; shifts in market demand; weather conditions; the performance and needs of industries served by Arkansas Best’s subsidiaries; actual future costs of operating expenses such as fuel and related taxes; self-insurance claims and employee wages and benefits; actual costs of continuing investments in technology; the timing and amount of capital expenditures; competitive initiatives and pricing pressures; general economic conditions; and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s SEC public filings

     The following tables show financial data and operating statistics on Arkansas Best Corporation and its subsidiary companies.

ARKANSAS BEST CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31

	2003	2002	2003	2002

	($ thousands, except share and per share data)
OPERATING REVENUES	$387,143	$381,565	$1,527,473	$1,422,297
OPERATING EXPENSES AND COSTS	366,001	355,366	1,454,293	1,354,076

OPERATING INCOME	21,142	26,199	73,180	68,221
OTHER INCOME (EXPENSE)
Net gains (losses) on sales of property and other	853	(198)	643	3,524
Gain on sale — Wingfoot	—	—	12,060	—
Gain on sale — Clipper LTL	2,535	—	2,535	—
IRS interest settlement(1)	—	—	—	5,221
Fair value changes and payments on interest rate swap(2)	75	—	(10,257)	—
Interest expense	(914)	(1,990)	(3,855)	(8,097)
Other, net	339	(57)	648	(238)

	2,888	(2,245)	1,774	410

INCOME BEFORE INCOME TAXES	24,030	23,954	74,954	68,631
FEDERAL AND STATE INCOME TAXES
Current	14,380	8,637	26,275	19,464
Deferred	(5,028)	852	2,569	8,412

	9,352	9,489	28,844	27,876

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	14,678	14,465	46,110	40,755

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE, NET OF TAX BENEFITS OF $13,580(3)	—	—	—	(23,935)

NET INCOME	$14,678	$14,465	$46,110	$16,820

NET INCOME (LOSS) PER COMMON SHARE Basic:
Income before cumulative effect of change in accounting principle	$0.59	$0.58	$1.85	$1.65
Cumulative effect of change in accounting principle, net of tax	—	—	—	(0.97)

NET INCOME PER SHARE	$0.59	$0.58	$1.85	$0.68

AVERAGE COMMON SHARES OUTSTANDING (BASIC):	24,955,488	24,850,147	24,914,345	24,746,051

Diluted:
Income before cumulative effect of change in accounting principle	$0.58	$0.57	$1.81	$1.60
Cumulative effect of change in accounting principle, net of tax	—	—	—	(0.94)

NET INCOME PER SHARE	$0.58	$0.57	$1.81	$0.66

AVERAGE COMMON SHARES OUTSTANDING (DILUTED):	25,517,061	25,462,838	25,412,615	25,350,683

CASH DIVIDENDS PAID PER COMMON SHARE	$0.08	$—	$0.32	$—

(1)	In the third quarter of 2002, the Company recognized other income of $3.1 million, net of taxes, due to a favorable settlement with the Internal Revenue Service.
(2)	The year ended December 31, 2003 includes a pre-tax non-cash charge of $8.9 million, due to no longer forecasting interest payments on $110.0 million of borrowings.
(3)	In the first quarter of 2002, the Company recognized a non-cash impairment loss of $23.9 million, net of taxes, due to the write-off of Clipper goodwill.

ARKANSAS BEST CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31	December 31
	2003	2002

	(Unaudited)	Note
	($ thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,251	$39,644
Accounts receivable, less allowances (2003 — $3,558; 2002 — $2,942)	132,320	130,769
Prepaid expenses	8,600	7,787
Deferred income taxes	27,006	26,443
Other	3,400	3,729

TOTAL CURRENT ASSETS	176,577	208,372
PROPERTY, PLANT AND EQUIPMENT
Land and structures	215,476	223,107
Revenue equipment	370,102	343,100
Service, office and other equipment	107,066	91,054
Leasehold improvements	13,048	12,983

	705,692	670,244
Less allowances for depreciation and amortization	358,564	330,841

	347,128	339,403
INVESTMENT IN WINGFOOT	—	59,341
PREPAID PENSION COSTS	32,887	29,017
OTHER ASSETS	68,572	53,225
ASSETS HELD FOR SALE	8,183	3,203
GOODWILL, less accumulated amortization (2003 and 2002 — $32,037)	63,878	63,811

	$697,225	$756,372

Note: The balance sheet at December 31, 2002 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

ARKANSAS BEST CORPORATION
CONSOLIDATED BALANCE SHEETS — continued

	December 31	December 31
	2003	2002

	(Unaudited)	Note
	($ thousands)
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Bank overdraft and drafts payable	$8,861	$7,808
Accounts payable	55,764	58,442
Federal and state income taxes	2,816	5,442
Accrued expenses	125,148	123,294
Current portion of long-term debt	353	328

TOTAL CURRENT LIABILITIES	192,942	195,314
LONG-TERM DEBT, less current portion	1,826	112,151
FAIR VALUE OF INTEREST RATE SWAP	6,330	9,853
OTHER LIABILITIES	66,284	59,938
DEFERRED INCOME TAXES	29,106	23,656
FUTURE MINIMUM RENTAL COMMITMENTS, NET
(2003 — $49,615; 2002 — $42,494)	—	—
OTHER COMMITMENTS AND CONTINGENCIES	—	—
STOCKHOLDERS’ EQUITY
Common stock, $.01 par value, authorized 70,000,000 shares; issued 2003: 25,295,984 shares; 2002: 24,972,086 shares	253	250
Additional paid-in capital	217,781	211,567
Retained earnings	192,610	154,455
Treasury stock, at cost, 2003: 259,782 shares; 2002: 59,782 shares	(5,807)	(955)
Accumulated other comprehensive loss	(4,100)	(9,857)

TOTAL STOCKHOLDERS’ EQUITY	400,737	355,460

	$697,225	$756,372

Note: The balance sheet at December 31, 2002 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

ARKANSAS BEST CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Year Ended
	December 31

	2003	2002

	($ thousands)
OPERATING ACTIVITIES
Net income	$46,110	$16,820
Adjustment to reconcile net income to net cash provided by operating activities:
Change in accounting principle, net of tax	—	23,935
Depreciation and amortization	51,925	49,219
Other amortization	332	275
Provision for losses on accounts receivable	1,556	1,593
Provision for deferred income taxes	2,569	8,412
Fair value of interest rate swap	6,330	—
Gain on sales of assets and other	(419)	(3,430)
Gain on sale of Wingfoot	(12,060)	—
Gain on sale of Clipper LTL	(2,535)	—
Changes in operating assets and liabilities:
Receivables	(3,125)	(15,914)
Prepaid expenses	(813)	(982)
Other assets	(20,273)	(12,631)
Accounts payable, bank drafts payable, taxes payable, accrued expenses and other liabilities	4,735	21,371

NET CASH PROVIDED BY OPERATING ACTIVITIES	74,332	88,668

INVESTING ACTIVITIES
Purchases of property, plant and equipment, less capital leases and notes payable	(68,171)	(55,668)
Proceeds from asset sales	7,829	11,874
Proceeds from sale of Wingfoot	71,309	—
Proceeds from sale of Clipper LTL	2,678	—
Capitalization of internally developed software and other	(3,919)	(4,381)

NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES	9,726	(48,175)

FINANCING ACTIVITIES
Borrowings under revolving credit facilities	273,700	61,200
Payments under revolving credit facilities	(383,700)	(61,200)
Payments on long-term debt	(331)	(15,191)
Retirement of bonds	—	(4,983)
Net increase in bank overdraft	813	1,379
Dividends paid on common stock	(7,955)	—
Purchase of treasury stock	(4,852)	—
Other, net	3,874	3,086

NET CASH USED BY FINANCING ACTIVITIES	(118,451)	(15,709)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(34,393)	24,784
Cash and cash equivalents at beginning of period	39,644	14,860

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$5,251	$39,644

ARKANSAS BEST CORPORATION
FINANCIAL STATEMENT OPERATING SEGMENT DATA
AND OPERATING RATIOS (Unaudited)

	Three Months Ended				Year Ended
	December 31				December 31

	2003		2002		2003		2002

		($ thousands)
OPERATING REVENUES
ABF Freight System, Inc.(1)
LTL	$317,551		$316,832		$1,259,883		$1,171,887
TL	30,851		28,068		110,499		105,230

Total	348,402		344,900		1,370,382		1,277,117

Clipper	31,322		30,315		126,768		118,949
Other revenues and eliminations	7,419		6,350		30,323		26,231

Total consolidated operating revenues	$387,143		$381,565		$1,527,473		$1,422,297

OPERATING EXPENSES AND COSTS
ABF Freight System, Inc. (1)
Salaries and wages	$219,950	63.1%	$219,150	63.5%	$891,732	65.1%	$845,562	66.2%
Supplies and expenses	44,679	12.8	41,926	12.2	178,002	13.0	157,058	12.3
Operating taxes and licenses	10,094	2.9	10,309	3.0	39,662	2.9	40,233	3.2
Insurance	6,596	1.9	7,598	2.2	24,397	1.8	24,606	1.9
Communications and utilities	3,478	1.0	3,591	1.0	14,463	1.1	13,874	1.1
Depreciation and amortization	12,595	3.6	10,373	3.0	44,383	3.2	41,510	3.3
Rents and purchased transportation	27,423	7.9	24,079	7.0	96,468	7.0	82,080	6.4
Other	1,060	0.4	764	0.3	3,817	0.2	3,576	0.2
(Gain) on sale of equipment	(283)	(0.1)	50	—	(311)	—	(206)	—

	325,592	93.5%	317,840	92.2%	1,292,613	94.3%	1,208,293	94.6%

Clipper
Cost of services	27,074	86.4%	26,031	85.9%	109,554	86.4%	102,152	85.9%
Selling, administrative and general	4,036	12.9	3,975	13.0	16,144	12.7	15,620	13.2
Exit costs — Clipper LTL	1,246	4.0	—	—	1,246	1.0	—	—
(Gain) loss on sale or impairment of equipment and software	244	0.8	(13)	—	245	0.2	54	—

	32,600	104.1%	29,993	98.9%	127,189	100.3%	117,826	99.1%

Other expenses and eliminations	7,809		7,533		34,491		27,957

Total consolidated operating expenses and costs	$366,001		$355,366		$1,454,293		$1,354,076

OPERATING INCOME (LOSS)
ABF Freight System, Inc. (1)	$22,810		$27,060		$77,769		$68,824
Clipper (2)	(1,278)		322		(421)		1,123
Other loss and eliminations	(390)		(1,183)		(4,168)		(1,726)

Total consolidated operating income	$21,142		$26,199		$73,180		$68,221

(1)	Includes U.S., Canadian, and Puerto Rican operations of ABF affiliates.

(2)	Includes LTL exit costs of $1.2 million for the fourth quarter and full year 2003.

ARKANSAS BEST CORPORATION
FINANCIAL STATISTICS AND GAAP EARNINGS RECONCILIATIONS (Unaudited)

Rolling
Twelve Months Ended
December 31, 2003

FINANCIAL STATISTICS
After-Tax Return on Stockholders’ Equity (net income / average equity)	12.20%
Debt to Equity Ratio	0.01:1
After-Tax Return on Capital Employed (1)	13.15%

(1)	(Net income + interest after tax) / (average total debt + average equity)

RECONCILIATION OF GAAP EARNINGS AND EARNINGS PER SHARE

	Three Months Ended
	December 31, 2003

		Earnings
	Net	Per Share
Arkansas Best Corporation	Income	(Diluted)

	($ thousands, except per share data)
GAAP net income	$14,678	$0.58
Less gain on sale of Clipper LTL	(1,518)	(0.06)
Plus Clipper LTL exit costs	747	0.03

Net income, excluding above items	$13,907	$0.55

	Year Ended December 31

	2003		2002

		Earnings		Earnings
	Net	Per Share	Net	Per Share
	Income	(Diluted)	Income	(Diluted)

	($ thousands, except per share data)
GAAP income before cumulative effect of change in accounting principle	$46,110	$1.81	$40,755	$1.60
Less gain on Wingfoot	(8,429)	(0.33)	—	—
Less gain on sale of Clipper LTL	(1,518)	(0.06)	—	—
Less IRS interest settlement	—	—	(3,101)	(0.12)
Plus Clipper LTL exit costs	747	0.03	—	—
Plus interest rate swap charge	5,364	0.21	—	—

Income before cumulative effect of change in accounting principle, excluding above items	$42,274	$1.66	$37,654	$1.48

	Three Months Ended		Year Ended
	December 31, 2003		December 31, 2003

	Operating	Operating	Operating	Operating
Clipper — Pre-tax	Income (Loss)	Ratio	Income (Loss)	Ratio

	($ thousands)
Clipper’s GAAP operating loss	$(1,278)	104.1%	$(421)	100.3%
Plus Clipper LTL exit costs	1,246	4.0	1,246	1.0

Clipper’s operating income (loss), excluding exit costs	$(32)	100.1%	$825	99.3%

ABF FREIGHT SYSTEM, INC.

OPERATING STATISTICS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2003

		Three Months Ended December 31			Twelve Months Ended December 31

		2003	2002	% Change	2003	2002	% Change

Billed Revenue*/CWT	LTL	$23.89	$23.27	2.7%	$23.85	$22.37	6.6%
	TL	$8.84	$8.60	2.8%	$8.65	$8.04	7.6%
	Total	$20.76	$20.44	1.6%	$20.89	$19.51	7.1%

Billed Revenue*/CWT	LTL	$23.07	$22.56	2.3%	$22.99	$21.91	4.9%
(without fuel surcharge)	TL	$8.51	$8.45	0.7%	$8.40	$7.94	5.8%
	Total	$20.05	$19.83	1.1%	$20.15	$19.11	5.4%

Billed Revenue*/Shipment	LTL	$238.54	$226.02	5.5%	$233.78	$221.44	5.6%
	TL	$1,450.63	$1,389.31	4.4%	$1,409.91	$1,308.23	7.8%
	Total	$257.60	$242.54	6.2%	$250.64	$237.71	5.4%

Billed Revenue*/Shipment	LTL	$230.34	$219.09	5.1%	$225.35	$216.82	3.9%
(without fuel surcharge)	TL	$1,396.65	$1,364.17	2.4%	$1,368.64	$1,292.66	5.9%
	Total	$248.68	$235.36	5.7%	$241.74	$232.93	3.8%

Tonnage	LTL	660,828	676,238	(2.3)%	2,644,786	2,626,623	0.7%
(tons)	TL	173,459	162,045	7.0%	639,643	656,615	(2.6)%

	Total	834,287	838,283	(0.5)%	3,284,429	3,283,238	0.0%

Shipments**	LTL	1,323,839	1,392,761	(4.9)%	5,396,122	5,307,584	1.7%
	TL	21,150	20,072	5.4%	78,473	80,672	(2.7)%

	Total	1,344,989	1,412,833	(4.8)%	5,474,595	5,388,256	1.6%

*	Billed Revenue does not include revenue deferral required for financial statement purposes under the Company’s revenue recognition policy.

**	LTL and total shipment counts for the twelve months ended December 31, 2002 reflect the correction of an insignificant reporting error that appeared in the second quarter 2002.

There were 62 workdays in the three months ended December 31, 2003 and in the three months ended December 31, 2002.

There were 253 workdays in the twelve months ended December 31, 2003 and in the twelve months ended December 31, 2002.

Includes U.S., Canadian and Puerto Rican operations of ABF affiliates.

Contact:	Mr. David E. Loeffler, Vice President, Chief Financial Officer and Treasurer Telephone: (479) 785-6157

Mr. David Humphrey, Director of Investor Relations Telephone: (479) 785-6200

END OF RELEASE